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                                                                      EXHIBIT 99


UNITED COMPANIES FINANCIAL CORPORATION           NEWS RELEASE
[UNITED COMPANIES LOGO]                          FOR IMMEDIATE DISTRIBUTION



                                                 For More Information, Contact:

                                                 Deborah Hicks Midanek
                                                 Chief Executive Officer
                                                 225.987.2385 or 800.234.8232

                                                 Release Date: July 28, 1999





   United Companies Appoints Lawrence J. Ramaekers As Chief Operating Officer


    BATON ROUGE, LA - United Companies Financial Corporation (UCFNQ) announced today the appointment of Larry Ramaekers as Chief Operating Officer of the Company, effective July 22, 1999. Mr. Ramaekers, a principal of the firm Jay Alix & Associates, has been providing consulting services to the Company since June 15, 1999.

   Mr. Ramaekers specializes in complex corporate turnarounds. He provides interim operating management to companies during debt restructuring and turnarounds, and has served as an advisor, or interim management, in the formal reorganization process.

   "We are delighted to have someone with Larry's experience and capabilities as a part our United team," said Deborah Hicks Midanek, Chief Executive Officer of the Company. "He has a tremendous track record in terms of managing companies in a turnaround environment."

   Most recently, Mr. Ramaekers served as CEO of Umbro International, a supplier of soccer apparel, footwear and equipment to professional teams and consumers. Prior assignments include National Car Rental System, Inc., then a division of GM, that had been unprofitable for seven years. As COO, Mr. Ramaekers was instrumental in defining and implementing a turnaround plan which created operating profitability within nine months and ultimately resulted in a beneficial sale of the company for GM.

   With 20 years of experience serving as trustee, responsible party for the debtor-in-possession, assignee for the benefit of creditors, and Chief Executive Officer of companies in Chapter 11, Mr. Ramaekers is well-versed in the daily operation and management of companies in reorganization. He has successfully managed companies through the entire bankruptcy process, including the development, negotiation and confirmation of plans of reorganization.

   Mr. Ramaekers serves on the Board of Directors of the Turnaround Management Association and is a member of the American Bankruptcy Institute. He holds a Bachelors degree in chemical engineering from the University of Florida and an MBA from the University of Michigan. He was formerly a faculty member teaching management courses at the University of Detroit.

   United Companies which services non-traditional consumer loan products has been in a Chapter 11 reorganization since March 1, 1999.

   The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan facilities in amounts necessary to fund the Company's operations; the successful disposition of its existing loan portfolio and repossessed real estate properties; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.